Exhibit 99.1

EVERI REPORTS 2016 THIRD QUARTER RESULTS

Q3 Revenues of $222.2 Million, Net Loss of $8.3 million and

Adjusted EBITDA of $51.6 Million

Las Vegas, NV – November 9, 2016 – Everi Holdings Inc. (NYSE:EVRI) (“Everi” or the “Company”) today reported financial results for the third quarter ended September 30, 2016.

Consolidated Full Quarter Comparative Results (unaudited)

	Three Months Ended	Three Months Ended
	September 30, 2016	September 30, 2015
	(in millions, except per share amounts)

Revenues	$222.2	$208.7

Operating income (1)	$11.6	$14.7

Net loss (1)	$(8.3)	$(6.1)

Net loss per diluted share (1)	$(0.12)	$(0.09)

Diluted shares outstanding	66.0	65.9

Adjusted EBITDA (2)	$51.6	$51.5

(1)

Operating income, net loss, and net loss per diluted share for the three months ended September 30, 2015 included $0.3 million of acquisition and other costs related to the merger of Everi and Everi Games Holding Inc. completed in December 2014 (the “Merger”) and purchase accounting adjustments.

(2)	For a reconciliation of Adjusted EBITDA, see the Unaudited Reconciliation of Net Loss to EBITDA and Adjusted EBITDA provided at the end of this release.

Michael Rumbolz, President and Chief Executive Officer of Everi, commented, “Our 2016 third quarter results reflect solid execution against key operating initiatives.  The progress we achieved in this quarter includes a year-over-year increase in units sold, growth in our installed base and solid growth in our Payments segment in both revenue and Adjusted EBITDA.  This continued execution of our strategic priorities is positioning the Company to achieve our goal of building operating momentum going forward.

“In our Games segment, quarterly unit sales increased 33% on a year over year basis.  The shipment of 200 units to the Alberta Gaming and Liquor Commission (“AGLC”) represents our largest, single, new-unit sale ever.  Interest in our Core HDX gaming cabinet and continued strength in our three reel mechanical games have resulted in increased unit sales and is also reflected in the growth in our installed base of participation games.  This growth in the installed base has occurred despite the impact from ongoing removals of older third-party Class III units.  Solid interest in our Core HDX games combined with our ongoing development of new game content is expected to drive year-over-year unit sales growth and modest improvements in our installed base during the fourth quarter.

“The improved results in our Payments segment primarily reflect growth in our core cash access products as we continue to benefit from the sustained positive trend in same store sales metrics.  The strength of our portfolio of integrated solutions and our excellence in customer service are key competitive advantages that favorably position Everi to drive more cash to the floor for our customers and help manage their costs.”

Mr. Rumbolz concluded, “The recent Global Gaming Expo (“G2E”) was our most productive trade show ever, as we showcased innovative products to provide casino operators increased player engagement and time on device as well as more efficient operations.  We remain focused on our customers’ needs, and the initial customer feedback and interest we received at G2E provide a clear indication that the industry is beginning to recognize the benefits from our investments in casino floor technology innovation.  Combining our efforts to grow revenues with ongoing progress in optimizing our cost structure has us on the right path as we work to create incremental value for our shareholders.”

Third Quarter 2016 Results Overview

Revenues for the third quarter of 2016 increased 6.5% to $222.2 million from $208.7 million in the third quarter of 2015.  Games segment and Payments segment revenues for the third quarter of 2016 were $56.2 million and $166.0 million, respectively.  The Company reported operating income of $11.6 million for the third quarter of 2016 compared to operating income of $14.7 million in the prior-year period.  Operating income in the third quarter of 2015 included a gain of approximately $4.0 million from the sale of the Company’s electronic table games business.

The Company recorded a loss before income tax of $13.2 million for the third quarter of 2016 compared to a loss before income tax of $10.1 million in the third quarter of 2015.  Everi recorded a net loss of $8.3 million for the third quarter of 2016 compared to a net loss of $6.1 million for the same period last year.  Diluted loss per share was $(0.12) for the third quarter of 2016 compared to a diluted loss per share of $(0.09) for the same period last year.

Adjusted EBITDA for the third quarter of 2016 was $51.6 million, compared to $51.5 million in the third quarter of 2015.  Adjusted EBITDA for the three months ended September 30, 2016 included $29.2 million and $22.4 million from the Games and Payments segments, respectively.  Adjusted EBITDA for the three months ended September 30, 2015 was comprised of $32.2 million and $19.3 million from the Games and Payments segments, respectively.

Games Segment Full Quarter Comparative Results (unaudited)

	Three Months Ended	Three Months Ended
	September 30, 2016	September 30, 2015
	(in millions, except unit amounts and prices)

Revenues	$56.2	$54.0

Operating (loss) income (1)	$(4.2)	$2.4

Adjusted EBITDA (2)	$29.2	$32.2

Units sold	783	587

Average sales price (ASP)	$17,258	$15,516

Domestic participation installed units:
Average	13,203	13,167
Quarter end	13,287	13,148
Premium participation units at quarter end	1,803	1,611
Third-Party Class III participation units at quarter end	1,677	2,766
Approximate daily win per unit	$27.53	$28.96

(1)	Operating income for the three months ended September 30, 2015 included $0.2 million in merger and other related costs and purchase accounting adjustments.
(2)	For a reconciliation of Adjusted EBITDA, see the Unaudited Reconciliation of Net Loss to EBITDA and Adjusted EBITDA provided at the end of this release.

2016 Third Quarter Games Segment Highlights:

•	Revenues increased approximately 4.1% to $56.2 million in the third quarter of 2016 compared to $54.0 million in the third quarter of 2015.

•

Revenues from gaming operations were $41.4 million in the third quarter of 2016 compared to $43.2 million in the prior-year period which included $0.2 million in revenue from the Company’s electronic table games operations which were divested in the third quarter of 2015.

•	The installed base at the end of the third quarter of 2016 was 13,287 units, an increase of 139 units year over year and an increase of 108 units on a quarterly sequential basis.

•	The installed base of premium participation games increased 192 units year over year and by 31 units on a quarterly sequential basis to 1,803 units.

•	Estimated daily win per unit was $27.53 during the third quarter of 2016 compared to $28.96 in the prior-year period.

•	Revenue from the New York Lottery business was $4.6 million in the third quarter of 2016 compared to $4.5 million in the prior-year period.

•

Revenue from electronic game sales was $14.8 million for the third quarter of 2016, driven by the sale of 783 new gaming units.  In the prior-year period, the Company generated revenue of $10.8 million from the sale of 587 new gaming units.  Sales of the Company’s new Core HDX gaming cabinet represented approximately 78% of the unit sales in the third quarter of

2016, inclusive of 200 TournEvent® slot tournament units in the Core HDX gaming cabinet which were shipped to the AGLC.

•

Sales of Everi’s premium-priced TournEvent slot tournament solution comprised 29% of total units sold in the third quarter of 2016, inclusive of the units shipped to the AGLC, compared to 11% of total units sold in the prior-year period.

•	Operating income in the third quarter of 2015 included a gain of approximately $4.0 million from the sale of the Company’s electronic table games business.

Payments Segment Full Quarter Comparative Results (unaudited)

	Three Months Ended	Three Months Ended
	September 30, 2016	September 30, 2015
	(in millions, unless otherwise noted)

Revenues	$166.0	$154.8

Operating income (1)	$15.8	$12.3

Adjusted EBITDA (2)	$22.4	$19.3

Aggregate dollar amount processed (in billions):
Cash advance	$1.3	$1.3
ATM	$3.7	$3.4
Check warranty	$0.3	$0.3

Number of transactions completed (in millions):
Cash advance	2.2	2.3
ATM	18.4	17.1
Check warranty	0.9	0.9

(1)Operating income for the three months ended September 30, 2015 included $0.1 million in merger and other related costs and purchase accounting adjustments.

(2)For a reconciliation of Adjusted EBITDA, see the Unaudited Reconciliation of Net Loss to EBITDA and Adjusted EBITDA provided at the end of this release.

2016 Third Quarter Payments Segment Highlights:

•	Revenues increased approximately 7.2% to $166.0 million in the third quarter of 2016 compared to $154.8 million in the prior-year period.

•

Cash advance revenues increased approximately 5.4% to $62.6 million in the third quarter of 2016 compared to $59.4 million in the prior-year period, with same-store revenue growth more than offsetting the loss of a corporate customer in the fourth quarter of 2015.

•

ATM revenues increased approximately 12.8% to $85.2 million from $75.5 million in the prior-year period, primarily reflecting higher transaction volume as a result of the acquisition of two ATM portfolios in the third and fourth quarters of 2015, surcharge rate increases by the Company’s casino customers and same-store transaction growth.  These increases were partially offset by the above noted loss of a corporate customer in the fourth quarter of 2015.

•	Check services revenues increased approximately 6.3% to $5.1 million in the third quarter of 2016 compared to $4.8 million in the prior-year period.

•

Other revenues declined by $2.1 million, to $13.0 million, primarily due to a year-over-year decline in the Company’s kiosk sales revenue.  Kiosk sales revenue for the third quarter of 2016 increased sequentially from the second quarter of 2016 as anticipated.

2016 Outlook Update

Based upon the seasonality of Everi’s business, the Company expects that Adjusted EBITDA in the fourth quarter will be lower than the third quarter of 2016.  Further, Everi believes that Adjusted EBITDA in the fourth quarter of 2016 will be modestly higher than the $45.9 million of Adjusted EBITDA generated in the fourth quarter of 2015.  Factors considered in the Company’s outlook for the balance of the year include:

•	The Company continues to expect that unit sales for the Games segment in the fourth quarter of 2016 will exceed prior-year sales.

•

The Company expects the installed base at December 31, 2016 will be relatively flat compared to the installed base at December 31, 2015. This reflects the Company’s expectation that any fourth quarter third-party Class III unit removals will largely be replaced with proprietary Class II units and new placements of proprietary Class II and Class III units with other customers.

•

The Company continues to expect that its Payments segment will benefit from the gaming industry’s continued improvement in cash to the floor.  Sales of higher margin kiosks and compliance products are expected to contribute higher revenue in the second half of the year compared to the first half of the year.

Investor Conference Call and Webcast

The Company will host an investor conference call to discuss its third quarter 2016 results today at 5:00 p.m. ET.  The conference call may be accessed live over the phone by dialing (888) 245-0987 or for international callers by dialing (913) 312-1486.  A replay will be available beginning at 8:00 p.m. ET today and may be accessed by dialing (844) 512-2921 or (412) 317-6671 for international callers; the PIN number is 1399069.  The replay will be available until November 16, 2016. The call will be webcast live from the Company’s website at www.everi.com (select “Investors” followed by “Events & Presentations”).

Non-GAAP Financial Information

In order to enhance investor understanding of the underlying trends in our business, our cash balance and cash available for our operating needs, and to provide for better comparability between periods in different years, we are providing in this press release Adjusted EBITDA, Adjusted EBITDA Margin, net cash position and net cash available, which are not measures of our financial performance or position under United States Generally Accepted Accounting Principles (“GAAP”). Accordingly, these measures should not be considered in isolation or as a substitute for, and should be read in conjunction with, our (i) net earnings (loss), operating income (loss), basic or diluted earnings (loss) per share and cash flow data prepared in accordance with GAAP, with respect to Adjusted EBITDA and Adjusted EBITDA Margin, and (ii) cash and cash equivalents prepared in accordance with GAAP, with respect to net cash position and net cash available.

We define Adjusted EBITDA as earnings (loss) before interest, taxes, depreciation and amortization, non-cash stock compensation expense, accretion of contract rights, write-down of note receivable and warrant, loss on the sale of the aircraft, acquisition and other costs related to mergers and purchase accounting adjustments and accrued executive severance costs less a benefit from one-time legal settlement proceeds. We present Adjusted EBITDA as we use this measure to manage our business and consider this measure to be supplemental to our operating performance. We also make certain compensation decisions based, in part, on our operating performance, as measured by Adjusted EBITDA; and our credit facility, senior secured notes and senior unsecured notes require us to comply with a consolidated secured leverage ratio that includes performance metrics substantially similar to Adjusted EBITDA. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by revenues.

A reconciliation of the Company’s net earnings (loss) per GAAP to Adjusted EBITDA and Adjusted EBITDA Margin is included in the Unaudited Reconciliation of Net Loss to EBITDA and Adjusted EBITDA and Adjusted EBITDA Margin provided at the end of this release. Additionally, a reconciliation of each segment’s operating income (loss) to Adjusted EBITDA is also included. On a segment level, operating income (loss) per GAAP, rather than net earnings (loss) per GAAP, is reconciled to Adjusted EBITDA as the Company does not report net earnings (loss) by segment. In addition, Adjusted EBITDA Margin is provided on a segment level. Management believes that this presentation is meaningful to investors in evaluating the performance of the Company’s segments.

We define (i) net cash position as cash and cash equivalents plus settlement receivables less settlement liabilities and (ii) net cash available as net cash position plus undrawn amounts available under our revolving credit facility. We present net cash position because our cash position, as measured by cash and cash equivalents, depends upon changes in settlement receivables and the timing of payments related to settlement liabilities. As such, our cash and cash equivalents can change substantially based upon the timing of our receipt of payments for settlement receivables and payments we make to customers for our settlement liabilities.  We present net cash available as management monitors this amount in connection with its forecasting of cash flows and future cash requirements.

A reconciliation of the Company’s cash and cash equivalents per GAAP to net cash position and net cash available is included in the Unaudited Reconciliation of Cash and Cash Equivalents to Net Cash Position and Net Cash Available provided at the end of this release.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” as defined in the U.S. Private Securities Litigation Reform Act of 1995. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “goal,” “target,” “future,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “project,” “may,” “should,” or “will” and similar expressions to identify forward-looking statements. Examples of forward-looking statements include, among others, statements the Company makes regarding its ability to execute strategic priorities to achieve operating momentum, diversify and grow its install base, expand placements throughout its customer base, develop new game content, enter new markets, grow unit sales, sustain same store sales metrics trends and create incremental value to its shareholders; the market reception of its Core HDX gaming cabinet and the performance of the games developed specifically for the Core HDX gaming cabinet; the momentum for its new compliance solutions; the sales performance of its three reel mechanical games; and its guidance relating to Adjusted EBITDA, the Games segment performance in the fourth quarter of 2016, the installed base size and placements of Class II and Class III content and the Payments segment performance and sales of higher margin kiosks and compliance products.

The forward-looking statements in this press release are subject to additional risks and uncertainties, including those set forth under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our filings with the Securities and Exchange Commission (the “SEC”), including, without limitation, our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed with the SEC on March 15, 2016 and subsequent periodic reports, and are based on information available to us on the date hereof. We do not intend, and assume no obligation, to update any forward-looking statements.

These cautionary statements qualify our forward-looking statements, and you are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and we disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

This press release should be read in conjunction with our most recent reports on Form 10-K and Form 10-Q, and the information included in our other press releases, reports and other filings with the SEC. Understanding the information contained in these filings is important in order to fully understand our reported financial results and our business outlook for future periods.

About Everi

Everi is dedicated to providing video and mechanical reel gaming content and technology solutions, integrated gaming payments solutions and compliance and efficiency software. Everi Games provides: (a) comprehensive content, electronic gaming units and systems for Native American and commercial casinos, including the award winning TournEvent® slot tournament solution; and (b) the central determinant system for the video lottery terminals installed at racetracks in the State of New York. Everi Payments provides: (a) access to cash at gaming facilities via Automated Teller Machine cash withdrawals, credit card cash access transactions, point of sale debit card transactions, and check verification and warranty services; (b) fully integrated gaming industry kiosks that provide cash access and related services; (c) products and services that improve credit decision making, automate cashier operations and enhance patron marketing activities for gaming establishments; (d) compliance, audit and data solutions; and (e) online payment processing solutions for gaming operators in states that offer intrastate, Internet-based gaming and lottery activities.

Contacts

Investor Relations

Richard Land, James Leahy

JCIR

212-835-8500 or evri@jcir.com

EVERI HOLDINGS INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF LOSS AND COMPREHENSIVE LOSS

(In thousands, except loss per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenues
Games	$56,218	$53,983	$158,660	$163,896
Payments	165,959	154,763	483,286	458,687
Total revenues	222,177	208,746	641,946	622,583
Costs and expenses
Games cost of revenue (exclusive of depreciation and amortization)	15,467	12,421	36,871	36,745
Payments cost of revenue (exclusive of depreciation and amortization)	127,211	117,396	373,366	347,317
Operating expenses	26,996	26,295	87,735	68,982
Research and development	4,460	5,463	14,499	15,369
Depreciation	12,367	10,943	37,172	32,037
Amortization	24,104	21,512	70,887	62,941
Total costs and expenses	210,605	194,030	620,530	563,391
Operating income	11,572	14,716	21,416	59,192
Other expenses
Interest expense, net of interest income	24,815	24,696	74,548	75,309
Loss on extinguishment of debt	—	87	—	13,063
Total other expenses	24,815	24,783	74,548	88,372
Loss before income tax	(13,243)	(10,067)	(53,132)	(29,180)
Income tax benefit	(4,989)	(3,957)	(20,930)	(10,798)
Net loss	(8,254)	(6,110)	(32,202)	(18,382)
Foreign currency translation	(394)	(788)	(1,314)	(850)
Comprehensive loss	$(8,648)	$(6,898)	$(33,516)	$(19,232)
Loss per share
Basic	$(0.12)	$(0.09)	$(0.49)	$(0.28)
Diluted	$(0.12)	$(0.09)	$(0.49)	$(0.28)
Weighted average common shares outstanding
Basic	66,049	65,941	66,041	65,804
Diluted	66,049	65,941	66,041	65,804

EVERI HOLDINGS INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Nine Months Ended September 30,
	2016	2015
Cash flows from operating activities
Net loss	$(32,202)	$(18,382)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization	108,059	94,978
Amortization of financing costs	5,023	5,459
Loss (gain) on sale or disposal of assets	2,554	(3,412)
Accretion of contract rights	6,521	6,006
Provision for bad debts	7,192	6,967
Write-down of assets	4,289	—
Reserve for obsolescence	942	501
Loss on early extinguishment of debt	—	13,063
Stock-based compensation	4,146	6,088
Other non-cash items	(38)	127
Changes in operating assets and liabilities:
Settlement receivables	9,158	17,672
Trade and other receivables	(1,348)	1,873
Inventory	6,315	1,332
Prepaid and other assets	2,912	(1,662)
Deferred income taxes	(22,259)	(11,899)
Settlement liabilities	(22,000)	(12,120)
Accounts payable and accrued expenses	6,544	(3,228)

Net cash provided by operating activities	85,808	103,363

Cash flows from investing activities
Capital expenditures	(67,025)	(49,534)
Acquisitions, net of cash acquired	(694)	(10,857)
Proceeds from sale of fixed assets	4,608	2,103
Placement fee agreements	(11,187)	(2,813)
Repayments under development agreements	—	3,104
Changes in restricted cash and cash equivalents	88	(66)

Net cash used in investing activities	(74,210)	(58,063)

Cash flows from financing activities
Repayments of credit facility	(21,900)	(7,500)
Repayments of secured notes	—	(350,000)
Proceeds from issuance of secured notes	—	335,000
Debt issuance costs	(480)	(1,146)
Proceeds from exercise of stock options	—	1,833
Purchase of treasury stock	(17)	(54)

Net cash used in financing activities	(22,397)	(21,867)

Effect of exchange rates on cash	(743)	(1,055)

Cash and cash equivalents
Net (decrease) increase for the period	(11,542)	22,378
Balance, beginning of the period	102,030	89,095
Balance, end of the period	$90,488	$111,473

EVERI HOLDINGS INC. AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF CASH AND CASH EQUIVALENTS

TO NET CASH POSITION AND NET CASH AVAILABLE

(In thousands)

	At September 30,	At December 31,
	2016	2015
Cash available
Cash and cash equivalents	$90,488	$102,030
Settlement receivables	35,719	44,933
Settlement liabilities	(117,934)	(139,819)
Net cash position	8,273	7,144

Undrawn revolving credit facility	50,000	50,000

Net cash available	$58,273	$57,144

EVERI HOLDINGS INC. AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF NET LOSS TO EBITDA AND ADJUSTED EBITDA AND

ADJUSTED EBITDA MARGIN

(In thousands)

	Three Months Ended September 30,			Three Months Ended September 30,
	2016			2015
	Games	Payments	Total	Games	Payments	Total

Net loss			$(8,254)			$(6,110)
Income tax benefit			(4,989)			(3,957)
Loss on extinguishment of debt			—			87
Interest expense, net of interest income			24,815			24,696

Operating (loss) income	$(4,183)	$15,755	$11,572	$2,368	$12,348	$14,716

Plus: depreciation and amortization	30,778	5,693	36,471	27,364	5,091	32,455

EBITDA	$26,595	$21,448	$48,043	$29,732	$17,439	$47,171

Non-cash stock compensation expense	397	982	1,379	423	1,712	2,135
Accretion of contract rights	2,182	—	2,182	1,914	—	1,914
Acquisition and other costs related to mergers and purchase accounting adjustments	—	—	—	138	113	251

Adjusted EBITDA	$29,174	$22,430	$51,604	$32,207	$19,264	$51,471

Revenues	$56,218	$165,959	$222,177	$53,983	$154,763	$208,746

Adjusted EBITDA Margin	52%	14%	23%	60%	12%	25%

EVERI HOLDINGS INC. AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF NET LOSS TO EBITDA AND ADJUSTED EBITDA AND

ADJUSTED EBITDA MARGIN

(In thousands)

	Nine Months Ended September 30,			Nine Months Ended September 30,
	2016			2015
	Games	Payments	Total	Games	Payments	Total

Net loss			$(32,202)			$(18,382)
Income tax benefit			(20,930)			(10,798)
Loss on extinguishment of debt			—			13,063
Interest expense, net of interest income			74,548			75,309

Operating (loss) income	$(14,639)	$36,054	$21,416	$7,180	$52,012	$59,192

Plus: depreciation and amortization	90,213	17,846	108,059	80,491	14,487	94,978

EBITDA	$75,574	$53,900	$129,475	$87,671	$66,499	$154,170

Non-cash stock compensation expense	1,236	2,910	4,146	944	5,144	6,088
Accretion of contract rights	6,521	—	6,521	6,006	—	6,006
Accrued executive severance	—	3,274	3,274	—	—	—
Write-down of note receivable and warrant	4,289	—	4,289	—	—	—
Loss on sale of the aircraft	—	878	878	—	—	—
Acquisition and other costs related to mergers and purchase accounting adjustments	—	—	—	1,640	1,029	2,669
Legal settlement proceeds	—	—	—	—	(14,440)	(14,440)

Adjusted EBITDA	$87,620	$60,962	$148,583	$96,261	$58,232	$154,493

Revenues	$158,660	$483,286	$641,946	$163,896	$458,687	$622,583

Adjusted EBITDA Margin	55%	13%	23%	59%	13%	25%